                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:
[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                            GRC INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                           CILLUFFO ASSOCIATES, L.P.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):
[X]  No fee required
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------
     (5)  Total fee paid:

          ----------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------
     (3)  Filing Party:

          ----------------------------------------------------------------------
     (4)  Date Filed:

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


                                PROXY STATEMENT
                         OF CILLUFFO ASSOCIATES, L.P.
                            IN CONNECTION WITH THE
                      1999 ANNUAL MEETING OF STOCKHOLDERS
                          OF GRC INTERNATIONAL, INC.

   This Proxy Statement is being furnished by Cilluffo Associates, L.P. ("Cilluffo Associates" or "we") to stockholders of GRC International, Inc. ("GRCI" or the "Company") in connection with a solicitation by Cilluffo Associates, Frank J.A. Cilluffo, Gen. Edward C. Meyer (Ret.) and the other Participants described below under "Certain Information Concerning Participants in the Solicitation." As more fully discussed below, Cilluffo Associates is soliciting proxies in connection with the 1999 Annual Meeting of stockholders of the Company and any adjournments thereof (the "1999 Annual Meeting") for the election of Neal B. Freeman and Richard N. Perle as directors of the Company, to serve until their successors are duly elected and qualified. Cilluffo Associates is also soliciting proxies for the election of Guy P. Wyser-Pratte as a director of the Company, which proxy authority could be used only if the class of directors to be elected at the 1999 Annual Meeting were expanded to three positions. Mr. Freeman, Mr. Perle and Mr. Wyser-Pratte are collectively referred to herein as the "Cilluffo Associates Nominees." Cilluffo Associates believes that it was the largest holder of shares ("Shares") of the Company's common stock, par value $.10 per share ("Common Stock") prior to the Company's reported issuance of 2,000,000 Shares in connection with the acquisition of Management Consulting & Research, Inc. ("MCR") on September 2, 1999, and that it is now the Company's second largest stockholder. Cilluffo Associates owns 13.9% of the Company's outstanding Shares.

   The Company has announced that the 1999 Annual Meeting will be held at the Company's offices, 1900 Gallows Road, Vienna, Virginia 22182, on Monday, November 15, 1999, at 1:30 p.m. Only stockholders of record at the close of business on September 17, 1999 (the "Record Date") will be entitled to notice of and to vote at the 1999 Annual Meeting.

   The enclosed BLUE proxy card may be executed by holders of record as of the Record Date. You are urged to sign and date the enclosed BLUE proxy card and return it in the enclosed envelope whether or not you attend the meeting. Any stockholder who executes and delivers such a proxy will have the right to revoke it at any time before it is exercised, by filing with Cilluffo Associates, L.P., c/o MacKenzie Partners, Inc., the firm assisting Cilluffo Associates in this solicitation, at 156 Fifth Avenue, New York, New York 10010, or with the Secretary of the Company at its principal executive offices at 1900 Gallows Road, Vienna, Virginia 22182, an instrument revoking it or a duly executed proxy bearing a later date or by appearing in person and voting at the 1999 Annual Meeting.

   This Proxy Statement and the accompanying BLUE proxy card are first being sent or given to one or more stockholders on or about October 21, 1999. The Company has reported in its proxy statement relating to the 1999 Annual Meeting (the "1999 Proxy Statement") that, as of the Record Date, the Company's outstanding voting securities consisted of 12,323,626 Shares, which includes 2,000,000 Shares issued by the Company in connection with the acquisition of MCR on September 2, 1999. Unless otherwise indicated, references herein to the percentage of outstanding Shares owned by any person were computed based upon such 12,323,626 outstanding Shares. Each Share is entitled to one vote, except that stockholders are entitled to cumulate their votes in electing directors. Under cumulative voting, each stockholder is entitled to the number of votes to which such stockholder's Shares would normally be entitled, multiplied by the number of directors to be elected (currently two (2)). A stockholder then may cast all of such votes for a single candidate or may allocate them among as many candidates as the stockholder may choose.

                      PROPOSAL FOR ELECTION OF DIRECTORS

   The board of directors of the Company (the "Board") presently consists of 3 classes, with 3 directors in each class. On August 5, 1999, Cilluffo Associates provided written notice to the Secretary of the Company of its nomination of the Cilluffo Associates Nominees for election to the Board. Cilluffo Associates nominated three candidates because, at the time of our nominations in August 1999, there were three directors in the class to be elected at the 1999 Annual Meeting. As discussed below, the Board has subsequently reduced this class to 2 positions, and reduced the size of the Board from 9 to 8, all effective at the conclusion of the term of the class of directors whose terms expire at the 1999 Annual Meeting. The proposed election of the Cilluffo Associates Nominees is referred to herein as the "Proposal." Such notice was provided pursuant to Section 4 of Article III of the Company's Bylaws, which sets forth certain requirements for stockholders intending to nominate candidates for election to the Board, including, in general, the requirement that a notice containing specified information be submitted to the Secretary of the Company not less than 10 and not more than 120 days prior to any meeting of stockholders called for the purpose of electing directors. For information concerning the Cilluffo Associates Nominees, see "The Cilluffo Associates Nominees" below.

   A Company press release dated April 12, 1999 announced the election by the Board of a director to a new seat on the Board. According to the 1999 Proxy Statement, the Board also appointed a director to a new seat on the Board at a September 23, 1999 Board meeting. At the same meeting, over the objection of Mr. Cilluffo, the Board reduced the size of the class to be elected by stockholders at the 1999 Annual Meeting from three (3) to two (2).

   Cilluffo Associates is soliciting proxies for the election of Mr. Freeman and Mr. Perle to the two (2) Board seats that are currently open. We are not withdrawing our nomination of Mr. Wyser-Pratte because, if the class were increased again to three (3) before the 1999 Annual Meeting, we want to be sure that we are not precluded by a technicality from having three nominees. The proxy authority solicited herein for the election of Mr. Wyser-Pratte could be used only if the class of directors to be elected at the 1999 Annual Meeting were increased to three (3) positions.

   The Cilluffo Associates Nominees, if elected, would serve for the term expiring in 2002. If more than three directorships were to be voted upon at the 1999 Annual Meeting, Cilluffo Associates reserves the right to nominate additional persons to fill such positions.

The Cilluffo Associates Nominees

   Each of the Cilluffo Associates Nominees has consented to serve as a director if elected. On August 5, 1999, Cilluffo Associates entered into an option agreement (the "Option Agreements") with each of the Cilluffo Associates Nominees. Pursuant to the Option Agreements, Cilluffo Associates granted each Cilluffo Associates Nominee an option (an "Option") to purchase 37,000 Shares from Cilluffo Associates for $8.25 per Share in cash beginning as of the date of the respective Option Agreement. Each Option shall expire on and shall not be exercisable after December 15, 2000.

   Cilluffo Associates granted the Options to the Cilluffo Associates Nominees in consideration for each such Cilluffo Associates Nominee's participation in, and support of, Cilluffo Associates' solicitation (the "Solicitation") of proxies in connection with the election of Directors at the 1999 Annual Meeting. The Option Agreements also provide that Cilluffo Associates will indemnify and hold harmless the Cilluffo Associates Nominees from certain liabilities that could arise out of, or result from, the service by the respective Cilluffo Associates Nominee as a nominee (including liabilities under federal securities laws). Except as described in this Proxy Statement, there are no arrangements or understandings between any such nominee and any other person pursuant to which he was selected as a Cilluffo Associates Nominee.

   The information below concerning age, principal occupation, directorships and beneficial ownership of Common Stock has been furnished by the respective Cilluffo Associates Nominees. Unless otherwise indicated, each person shown as the beneficial owner of Shares possesses sole voting and dispositive power with respect to such Shares.

   Cilluffo Associates Nominees for the two (2) director positions currently to be elected at the 1999 Annual Meeting:

                               Present Principal
                                Occupation and
                             Principal Occupations    Number of Shares
      Name, Business         During Last Five (5)     of Common  Stock   Percent of
      Address and Age        Years; Directorships          Owned        Common Stock
      ---------------      ------------------------   ----------------  ------------
 Neal B. Freeman.......... Chairman and Chief              49,000(1)(2)     0.4%
 c/o The Blackwell         Executive Officer of The
 Corporation               Blackwell Corporation, a
 P.O. Box 2169             television production
 Vienna, VA 22183          and distribution
 Age 59                    company, since 1981.
                           Director of COMSAT
                           Corporation since 1983.
                           Vice Chairman of The
                           Ethics and Public Policy
                           Center and a director of
                           National Review, Inc.
                           and Forum Network, Inc.
 Richard N. Perle......... Consultant since 1994.          37,200(1)(3)     0.3%
 5 Grafton Street          Resident Fellow, the
 Chevy Chase, MD 20815     American Enterprise
 Age 57                    Institute's Commission
                           on Future Defenses,
                           since 1987. Assistant
                           Secretary of Defense for
                           International Security
                           Policy of the U.S.
                           Department of Defense
                           from 1981 until 1987.
                           Chairman of Hollinger
                           Digital, Inc. and a
                           director of Hollinger
                           International, Inc.,
                           Jerusalem Post,
                           Geobiotics, American
                           Interactive Media, Inc.,
                           AppNet Systems, Inc.and
                           Morgan Crucible, PLC.

   Additional Cilluffo Associates Nominee for whose election proxies are being solicited in the event that the number of directors to be elected at the 1999 Annual Meeting is increased to three (3) positions:

                               Present Principal
                                Occupation and
                             Principal Occupations    Number of Shares
      Name, Business         During Last Five (5)     of Common  Stock  Percent of
      Address and Age        Years; Directorships          Owned       Common Stock
      ---------------      ------------------------   ---------------- ------------
 Guy P. Wyser-Pratte...... President of the                37,000(1)       0.3%
 c/o Wyser-Pratte & Co.,   investment management
 Inc.                      firms Wyser-Pratte &
 and Wyser-Pratte          Co., Inc. and Wyser-
 Management                Pratte Management Co.,
 Co., Inc.                 Inc. since 1991.
 63 Wall Street            Director of COMSAT
 New York, New York 10005  Corporation since August
 Age 59                    1997. Director of The
                           Eureka (US$) Fund, The
                           Eureka (DM) Fund and the
                           International Rescue
                           Committee, a non-
                           governmental
                           international refugee
                           organization, a member
                           of the Council on
                           Foreign Relations and a
                           trustee of the
                           U.S.Marine Corps
                           University Foundation.

--------
(1) Includes 37,000 Shares that are subject to the respective Option described under "The Cilluffo Associates Nominees" above.
(2) Includes 12,000 Shares held directly.
(3) Includes 200 Shares held directly.

   All transactions in securities of the Company engaged in by any proposed Cilluffo Associates Nominee herein during the past two years are summarized in Appendix A.

Reasons for Nomination of the Cilluffo Associates Nominees

   Cilluffo Associates is and has been for many years a long-term and major stockholder of the Company. We began purchasing shares of the Company's Common Stock in 1989. One of our Managing Partners, General

Meyer, served on the Board from 1992 to 1998. Mr. Cilluffo, our other Managing Partner, has been a member of the Board since 1996. We believe that our ownership of 1,708,000 Shares made us the Company's largest stockholder prior to the Company's issuance of 2,000,000 Shares in connection with the acquisition of MCR on September 2, 1999, and that it now make us the Company's second largest stockholder.

   We believe, and have believed for many years, that there is great value in the Company, its technologies and its employees. However, we have been disappointed in the performance of the Company's stock. A $100 investment made on June 30, 1994 in the S&P 500 Index and the S&P Technology--500 grew to $309 and $635, respectively, by June 30, 1999. IN CONTRAST, A $100 INVESTMENT IN THE COMPANY MADE ON JUNE 30, 1994 ACTUALLY DECLINED TO $71 BY JUNE 30, 1999.

   Among other factors, a company's stock price can be related to a company's earnings, balance sheet and business outlook, as well as investor confidence. Cilluffo Associates believes that the Company's stockholders will vote for the slate of nominees in which they have the most confidence.

   Cilluffo Associates has nominated additional candidates to the Board in order to obtain a better understanding of the problems and opportunities facing our Company and, most importantly, to have a more influential voice in addressing them. Cilluffo Associates is nominating these individuals because of their backgrounds and relevant business experience. In the opinion of Cilluffo Associates, each of the nominees would bring a wealth of relevant knowledge and experience to bear upon the management of the Company based upon their respective business, government and investment backgrounds.

   Cilluffo Associates believes that the Company should identify methods to enhance the Company's return on sales and operating margins and otherwise to enhance stockholder value. Cilluffo Associates does not have a specific current plan or proposal to enhance the return on sales and operating margins and otherwise to enhance stockholder value. Cilluffo Associates believes that a review of operations directed under the influence of its nominees, if elected, may offer such opportunities. While recognizing that MCR's business may not be comparable to GRCI's, we note that in an investors' conference call on August 11, 1999, the Chairman of GRCI stated that the margins of MCR are in excess of 10 percent; GRCI's margins in the last fiscal year were 5.6 percent and in the previous fiscal year were 4.1 percent.

   The Board and management have stated on several occasions that they are seeking acquisitions. Cilluffo Associates is concerned that there could be substantial business risks involved in acquisitions. First, there is the risk of a failure to understand or evaluate fully all material aspects of an acquisition. Second, there are significant business risks and uncertainties associated with the merging and absorption of an acquisition into the existing business of GRCI. The integration of personnel, cultures and product and service offerings can present complicated challenges for management. To Cilluffo Associates' knowledge, the Company's current CEO does not have experience managing the integration of successful mergers or acquisitions. (Cilluffo Associates cannot assess the results of the recent acquisition of MCR, as it is too early to determine the ultimate impact of this acquisition on GRCI's stockholders.) Consequently, Cilluffo Associates believes that it is important for the Board to make decisions about proposed material acquisitions with an understanding of the stockholders' desires with respect thereto. Accordingly, Cilluffo Associates believes that the Board should have a non-binding policy that material proposed acquisitions should normally be submitted to stockholders for a non-binding vote unless the Board believes, in its absolute discretion, that any such submission would be inadvisable. For this purpose, Cilluffo Associates would define "material" as 5 percent or more of the average market value of GRCI's equity for the three months prior to the signing of a proposed acquisition agreement (for example, an acquisition of approximately $4.6 million or more would have been a material acquisition as of September 24, 1999). Under the Company's Bylaws, to call a special stockholders' meeting, the Board would have to establish a record date of stockholders entitled to notice of such meeting, and the Company would be required to give the stockholders not less than ten days prior written notice of the special meeting. Cilluffo Associates would support special stockholder meetings for non-binding votes, or other less formal means of determining stockholder opinion, regarding any such proposed acquisitions.

   Cilluffo Associates is not proposing at this time that the Certificate of Incorporation or Bylaws of the Company be amended with respect to restrictions in connection with acquisitions and mergers. However, we reserve the right to do so in the event that future circumstances make any such proposal advisable in the judgment of Cilluffo Associates.

   At the annual stockholder meeting of November 5, 1998, two non-binding stockholder proposals affecting important corporate governance matters were submitted and approved by stockholders which held greater than a majority of the Shares that were voted. The two proposals were (1) termination of the shareholder rights plan ("poison pill") (submitted by David and Joyce Corcoran) and (2) declassification of the Board (submitted by Leonard and Diane DeFrancisci). The Board subsequently voted to terminate the poison pill as of August 31, 2000, but reserved the right to implement a new poison pill without shareholder approval. Thus, the Board deferred the termination of the existing poison pill and, directly contrary to the shareholder proposal, reserved the right to implement a new poison pill without shareholder approval. Cilluffo Associates believes that the Board should make the effective date of the termination immediate, and should not implement a new poison pill without giving the stockholders an absolute right to terminate it. According to the 1999 Proxy Statement, David and Joyce Corcoran have resubmitted their proposal (the "Poison Pill Termination Proposal") that the Company terminate the Shareholder Rights Plan and refrain from adopting any similar plan unless the plan is approved by the affirmative vote of a majority of outstanding shares entitled to vote at a meeting of shareholders that is held as soon as practicable. Cilluffo Associates intends to vote for this proposal.

   The Board flatly rejected the proposal to declassify the Board, asserting in a May 20, 1999, press release a belief that a classified structure is important to its U.S. government customers. Cilluffo Associates is unaware of any such U.S. government policy regarding this issue.

   In addition, the Company stated in the press release of May 20, 1999, that it had been "advised that the classified board would be extremely difficult to eliminate due to the eighty-percent supermajority voting requirement contained in the company's charter." While Cilluffo Associates acknowledges that attaining the eighty-percent requirement might be difficult, Cilluffo Associates believes that the vote by the stockholders at the last annual stockholders meeting deserves to be respected. Accordingly, Cilluffo Associates believes that the Board should submit to a stockholders' vote an amendment to the Certificate of Incorporation declassifying the Board. In order to improve the Board's accountability and responsiveness to stockholders, Cilluffo Associates also believes the Board should recommend its approval.

   BY RUNNING OUR OWN SLATE OF NOMINEES, WE BELIEVE WE ARE GIVING STOCKHOLDERS A CHOICE. IF YOU--LIKE US--ARE NOT SATISFIED AND BELIEVE THAT THE COMPANY WOULD BENEFIT BY HAVING NOMINEES SELECTED BY THE COMPANY'S SECOND LARGEST STOCKHOLDER SERVE ON THE BOARD, WE URGE YOU TO SUPPORT OUR NOMINEES.

                               QUORUM AND VOTING

   The 1999 Proxy Statement is required to provide information about the number of Shares outstanding and entitled to vote on the Record Date, and reference is made thereto for such information.

   The presence in person or by proxy of the holders of a majority of the Shares entitled to vote thereat are necessary to constitute a quorum at the 1999 Annual Meeting. If a quorum is not present or represented by proxy, the stockholders entitled to vote, present or represented by proxy, have the power to adjourn the 1999 Annual Meeting from time to time without notice other than an announcement at the meeting at which such adjournment is taken (unless such meeting adjourned for 30 days or more) until the requisite amount of Shares shall be present.

   Each holder of a Share is entitled to one vote for each Share held, except that cumulative voting will apply in the election of directors. In the election of directors under cumulative voting, each stockholder is entitled to the number of votes to which such stockholder's Shares would normally be entitled, multiplied by the number of directors to be elected (currently two
(2)). A stockholder may then cast all of such votes for a single candidate or may allocate them among as many candidates as the stockholder may choose. Directors will be elected by a plurality of the votes cast by stockholders at the 1999 Annual Meeting. Votes not cast at the 1999 Annual Meeting because authority to vote for nominees is withheld and as a result of broker non-votes will not affect the outcome of the election of directors.

   Cilluffo Associates intends to vote all of its Shares, and those for which the Cilluffo Associates proxy holders (the "Cilluffo Proxy Holders") are given proxies, FOR the election of the Cilluffo Associates Nominees. Cilluffo Associates intends to cumulate its votes, and those for which the Cilluffo Proxy Holders are given proxies, in such a manner as to obtain the maximum representation on the Board.

   Cilluffo Associates will allocate its votes, and those for which the Cilluffo Proxy Holders are given proxies, to Mr. Freeman and/or to Mr. Perle for the two (2) directorships currently open. If the Board were to expand the class of directors to be elected at the 1999 Annual Meeting to three positions, then Cilluffo Associates would allocate its votes, and those for which the Cilluffo Proxy Holders are given proxies, to Mr. Freeman and/or Mr. Perle and/or Mr. Wyser-Pratte.

   Unless otherwise indicated by a stockholder, the granting of a proxy to the Cilluffo Proxy Holders will give the Cilluffo Proxy Holders discretionary authority to cumulate all votes to which the stockholder is entitled and to allocate them in favor of any or all of the Cilluffo Associates Nominees as Cilluffo Associates may determine (provided that such votes may be allocated to Mr. Wyser-Pratte only if the number of directors to be elected is increased to three). The effect of cumulation and voting in accordance with that discretionary authority may be to offset the effect of a stockholder's having withheld authority to vote for one of the Cilluffo Associates Nominees because the Cilluffo Proxy Holders will be able to allocate votes of stockholders who have not withheld authority to vote in any manner they determine among such nominees (provided that such votes may be allocated to Mr. Wyser-Pratte only if the number of directors to be elected is increased to three). If a stockholder desires specifically to allocate votes among the Cilluffo Associates Nominees, the stockholder should so specify on the enclosed BLUE proxy card (sometimes referred to herein as the "Cilluffo Proxy Card") (provided that such votes may be allocated to Mr. Wyser-Pratte only if the number of directors to be elected is increased to three).

             OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

   According to the 1999 Proxy Statement, in addition to the election of directors, the 1999 Annual Meeting has the following purposes: (i) to consider and act upon a shareholder proposal to terminate the Shareholder Rights Plan (the Poison Pill Termination Proposal), (ii) to ratify the selection of Deloitte & Touche as independent public accountants for the fiscal year ending June 30, 2000, and (iii) to consider and act upon any other matters which may properly come before the meeting, or any adjournment or postponement thereof. Cilluffo Associates intends to vote its Shares, and those for which the Cilluffo Proxy Holders are given proxies, in favor of the ratification of Deloitte & Touche and in favor of the Poison Pill Termination Proposal.

   If any other matter properly comes before the 1999 Annual Meeting, the Cilluffo Proxy Holders will have discretionary authority to vote all Shares covered by such proxies in accordance with their best judgment with respect to such matter, unless they are directed by a proxy to do otherwise.


                               PROXY PROCEDURES

   The Shares represented by each Cilluffo Proxy Card which is properly executed and returned in time to be filed with the Secretary of the Company will be voted at the 1999 Annual Meeting in accordance with the instructions marked thereon. Executed but unmarked Cilluffo Proxy Cards will be voted FOR the election of the Cilluffo Associates Nominees as directors.

   In order for your views on the above described Proposal to be represented at the 1999 Annual Meeting, when you receive the Cilluffo Proxy Card, please mark, sign and date it and return it to Cilluffo Associates, L.P., c/o MacKenzie Partners, Inc, at 156 Fifth Avenue, New York, New York 10010, in the envelope with which it will be enclosed, in time to be voted at the 1999 Annual Meeting. Execution of the Cilluffo Proxy Card will not affect your right to attend the 1999 Annual Meeting and to vote in person. Any proxy (including a proxy given to GRCI) may be revoked at any time before it is voted by (a) submitting a duly executed new proxy bearing a later date, (b) attending and voting in person at the particular meeting or (c) at any time before a previously executed proxy is voted, giving written notice of revocation to either (i) Cilluffo Associates, L.P., c/o MacKenzie Partners, Inc, at 156 Fifth Avenue, New York, New York 10010, or (ii) the Secretary of the Company at 1900 Gallows Road, Vienna, Virginia 22182. Cilluffo Associates requests that a copy of any revocation sent to GRCI also be sent to Cilluffo Associates, L.P., c/o MacKenzie Partners at the above address. Merely attending the 1999 Annual Meeting will not revoke any previous proxy which has been duly executed by you. The Cilluffo Proxy Card that is being furnished to you by Cilluffo Associates, if properly executed and delivered, will revoke all prior proxies. ONLY YOUR LATEST DATED PROXY FOR THE 1999 ANNUAL MEETING WILL COUNT.

   Only holders of record as of the close of business on the Record Date will be entitled to vote. If you are a stockholder of record on the Record Date, you retain your voting rights for the 1999 Annual Meeting, even if you sell or otherwise transfer your Shares after the Record Date. Accordingly, it is important that you vote the Shares held by you on the Record Date, or grant a proxy to vote such Shares on the Cilluffo Proxy Card, even if you have sold such Shares after the Record Date.

   IF ANY OF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE OR OTHER INSTITUTION ON THE RECORD DATE, ONLY IT CAN VOTE SUCH SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THAT PERSON TO EXECUTE ON YOUR BEHALF THE CILLUFFO PROXY CARD.

   Cilluffo Associates URGES YOU TO MARK, SIGN, DATE AND RETURN THE CILLUFFO PROXY CARD enclosed herewith. No postage will be required for mailing within the United States.

        CERTAIN INFORMATION CONCERNING PARTICIPANTS IN THE SOLICITATION

   Information concerning Cilluffo Associates, Frank J. A. Cilluffo, Neal B. Freeman, Marvin E. Lesser (a consultant to Cilluffo Associates), General Edward C. Meyer (Ret.), Richard N. Perle and Guy P. Wyser-Pratte (collectively, the "Participants"), who each could be deemed to be "participants in the solicitation" as defined in the proxy rules promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and their affiliates and associates, is set forth on Appendix A hereto.

   In connection with requests by certain partners of Cilluffo Associates to withdraw all or a portion of such partners' capital investment in Cilluffo Associates, in accordance with the terms of its partnership agreement, Cilluffo Associates designated the Shares as a security subject to withholding by Cilluffo Associates. As a result of such designation, under the terms of the partnership agreement, Cilluffo Associates is generally not required to distribute the underlying Shares or any cash or other capital with respect thereto prior to December 31, 2000. However, such distribution could occur earlier in the event that the business of Cilluffo Associates is earlier terminated, the ownership of the Shares is no longer reportable on Schedule 13D, or the Managing Partners otherwise determine.

    SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT

   The following table presents, based solely (except as otherwise described herein) on information contained in the 1999 Proxy Statement, the Shares beneficially owned by the Company's principal stockholders, directors, nominees, highest paid executive officers, and by all directors and executive officers as a group, as of September 3, 1999. The information regarding Shares beneficially owned by Cilluffo Associates, Mr. Cilluffo and General Meyer has been provided by such party. As described in the first page of this Proxy Statement, the percentages of Shares is based on 12,323,626 Shares outstanding. Unless otherwise indicated, each person shown as the beneficial owner of Shares possesses sole voting and dispositive power with respect to such Shares.

                                                  Number of Shares    % of Class
                                                  ----------------    ----------
      Frank J. A. Cilluffo.......................    1,748,787(1)(2)     14.2%
      Edward C. Meyer............................    1,734,966(1)        14.1%
      Cilluffo Associates, L.P...................    1,708,000(3)(1)     13.9%
      Gary L. Denman.............................      230,869(4)         1.9%
      Joseph R. Wright, Jr.......................      213,809(5)         1.7%
      Peter A. Cohen.............................      139,937(6)         1.1%
      Thomas E. McCabe...........................       64,106(7)         0.5%
      James L. Selsor............................       32,421(8)         0.3%
      James P. Allen.............................       23,291(9)         0.2%
      Leslie B. Disharoon........................       22,846(10)        0.2%
      H. Furlong Baldwin.........................       19,417(11)        0.2%
      Charles H.P. Duell.........................       17,882(12)        0.1%
      Michael G. Stolarik........................       15,786            0.1%
      Leon E. Salomon............................          288(13)        0.0%
      Gerald R. McNichols........................    2,001,700           16.3%
      All Directors & Executive Officers (13
       persons)..................................    4,531,139           36.8%

--------
(1) Includes 1,708,000 Shares owned by Cilluffo Associates, L.P., of which General Meyer is a managing general partner. General Meyer shares voting and dispositive power as to these Shares with Cilluffo Associates and its other managing general partner. Also includes 26,966 Shares, which may be acquired by General Meyer in his own right upon exercise of options exercisable within 60 days. As described in "The Cilluffo Associates Nominees" above, Cilluffo Associates has granted Options with respect to an aggregate of 111,000 Shares to the Cilluffo Associates Nominees. General Meyer retired from the Board on November 5, 1998.
(2) Includes 1,708,000 Shares owned by Cilluffo Associates, L.P., of which Mr. Cilluffo is a managing general partner. Mr. Cilluffo shares voting and dispositive power as to these Shares with Cilluffo Associates and its other managing general partner. Also includes 12,787 Shares owned by Mr. Cilluffo individually and 28,000 Shares owned by Four Seas Partners, a partnership in which Mr. Cilluffo is a general partner.
(3) Shares beneficially owned by Cilluffo Associates, L.P. and its managing general partners, Frank J. A. Cilluffo and General Meyer. See note (1) above.
(4) Includes 195,617 shares subject to options exercisable within 60 days, 7,498 shares in the Company's Employee Stock Purchase Plan and 174 units in the GRCI Stock Fund held in the Company's Deferred Income Plan.
(5) Includes 183,807 shares subject to options exercisable within 60 days and 1,000 shares owned by Mr. Wright's wife. Also includes 4,002 Deferred Stock Units to be settled in common stock after termination of his service as a director.
(6) Includes 75,000 shares subject to options exercisable within 60 days. Also includes 39,000 shares held by family members not in Mr. Cohen's household, for which shares Mr. Cohen has investment discretion. Also includes 706 Deferred Stock Units to be settled in common stock after termination of his service as a director.

(7) Includes 18,191 units in the GRCI Stock Fund held in the Company's Deferred Income Plan. Also includes 43,488 shares subject to options exercisable within 60 days and 1 share in the Company's Employee Stock Purchase Plan. Includes 2,578 shares with shared voting and dispositive power.
(8) Includes 23,238 shares subject to options exercisable within 60 days. Also includes 254 shares in the Company's Deferred Income Plan and 196 shares in the Company's Employee Stock Purchase Plan.
(9) Includes 20,000 shares with shared voting and dispositive power, and 3,292 shares subject to options exercisable within 60 days.
(10) Includes 7,846 Deferred Stock Units to be settled in common stock after termination of his service as a director.
(11) Includes 13,417 Deferred Stock Units to be settled in common stock after termination of his service as a director.
(12) Includes 3,000 shares owned by a general partnership. Mr. Duell disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes 5,058 Deferred Stock Units to be settled in common stock after termination of his service as a director.
(13) Gen. Salomon shares voting and dispositive power as to these shares.

                           CERTAIN OTHER INFORMATION

   Information concerning the Company's management, the procedures for submitting proposals for consideration at the 2000 Annual Meeting of Stockholders of the Company and certain other matters concerning the Company and the 1999 Annual Meeting is contained in the 1999 Proxy Statement and is incorporated herein by reference.

   Certain information in this Proxy Statement is taken from the 1999 Proxy Statement, from other documents filed with the Securities and Exchange Commission and from Company press releases. Cilluffo Associates assumes no responsibility for the accuracy or completeness of such information.

                         PROXY SOLICITATION; EXPENSES

   Proxies may be solicited by Cilluffo Associates, partners and employees of Cilluffo Associates, and by the other Participants by mail and other courier services, telephone, telecopier, the Internet and personal solicitation. Regular employees of Cilluffo Associates and its affiliates may be used to solicit proxies and, if used, will not receive additional compensation for such efforts. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the solicitation material of Cilluffo Associates to their customers for whom they hold Shares, and Cilluffo Associates will reimburse them for their reasonable out-of-pocket expenses.

   Cilluffo Associates has retained MacKenzie Partners, Inc. ("MacKenzie Partners") for solicitation and advisory services in connection with the solicitation. For the successful completion of the Solicitation, MacKenzie Partners is to receive a fee estimated not to exceed $50,000 plus out-of-pocket expenses estimated not to exceed $25,000. Cilluffo Associates has also agreed to indemnify MacKenzie Partners against certain liabilities and expenses, including liabilities and expenses under the federal securities laws. MacKenzie Partners will solicit proxies for the 1999 Annual Meeting from individuals, brokers, banks, bank nominees and other institutional holders. It is anticipated that MacKenzie Partners will employ approximately 35 persons to solicit votes from stockholders for the 1999 Annual Meeting. An officer of MacKenzie Partners, Stanley J. Kay, will act as a Cilluffo Proxy Holder.

   The entire expense of preparing, assembling, printing and mailing this Proxy Statement and related materials, and the cost of soliciting proxies for the Proposal, will be borne by Cilluffo Associates. Cilluffo Associates estimates such expenses to be $225,000 (including professional fees and expenses, but excluding any costs represented by salaries and wages of regular employees of Cilluffo Associates and its affiliates, the costs to Cilluffo Associates of granting the Options and the amount to be mutually agreed upon between Cilluffo Associates and Mr. Lesser with respect to Mr. Lesser's consulting services as described in Appendix A). The total expenditures to date have been approximately $16,000, paid by Cilluffo Associates. Cilluffo Associates does not intend to seek reimbursement from the Company for Cilluffo Associates' expenses.

                                          Sincerely,

                                          Your Fellow Stockholder,

                                          CILLUFFO ASSOCIATES, L.P.

Dated: October 21, 1999

                                  APPENDIX A

   Information is being given herein for (i) Cilluffo Associates, L.P. ("Cilluffo Associates"), (ii) Neal B. Freeman ("Mr. Freeman"), a natural person and nominee for the Board, (iii) Richard N. Perle ("Mr. Perle"), a natural person and nominee for the Board, (iv) Guy P. Wyser-Pratte ("Mr. Wyser-Pratte"), a natural person and nominee for the Board, (v) Frank J. A. Cilluffo ("Mr. Cilluffo"), a natural person, a managing general partner of Cilluffo Associates and a director of the Company, (vi) General Edward C. Meyer (Ret.) ("General Meyer"), a natural person and a managing general partner of Cilluffo Associates, (vii) Marvin E. Lesser ("Mr. Lesser"), a natural person and a consultant to Cilluffo Associates, and (viii) the associates and affiliates of each of the foregoing.

   Cilluffo Associates is a Delaware limited partnership. Its principal business is investing in securities for its own account. Its address is 160 Broadway, East Building, New York, New York 10038. The Shares owned by Cilluffo Associates were purchased in accounts which hold other securities and may have been subject to ordinary course margin indebtedness from time-to-time. There is no margin indebtedness attributable to the Shares as of the date of this Proxy Statement. The partnership agreement of Cilluffo Associates contains provisions whereby Mr. Cilluffo and General Meyer, as its general partners, may receive a general partner's allocation of profits, if any, derived from the partnership's investments.

   The present principal occupation of Mr. Cilluffo is participating in the management of Cilluffo Associates as a managing partner. Mr. Cilluffo's business address is 181 Pleasant Street, Portsmouth, NH 03801.

   General Meyer serves as Chairman of Mitretek Systems, an information technology company. Mitretek Systems' address, and General Meyer's business address, is 7525 Colshire Dr., McLean, Virginia 22102. General Meyer is also a managing partner of Cilluffo Associates.

   Mr. Lesser is a consultant to Cilluffo Associates with respect to the Solicitation. The services potentially to be provided by Mr. Lesser to Cilluffo Associates include financial, tactical, corporate governance and other consulting services, including proxy solicitation services. Cilluffo Associates has agreed to pay Mr. Lesser for such services an amount to be mutually agreed upon after completion of the Solicitation and to reimburse Mr. Lesser for certain out-of-pocket costs. Cilluffo Associates has also agreed to indemnify and hold harmless Mr. Lesser and his affiliates from certain liabilities and expenses that might arise out of, or result from, the provision of such services by Mr. Lesser (including liabilities and expenses under securities laws).

   Mr. Lesser is an independent consultant. His business address is 501 Islington Street, Third Floor, Portsmouth, NH 03801. Mr. Lesser is also the managing partner of Sigma Partners, L.P., an investment partnership, whose address is 888 Seventh Avenue, 46th Floor, New York, NY 10106. Mr. Lesser owns 2,000 Shares directly. Mr. Lesser and Sigma Partners, L.P. are limited partners of Cilluffo Associates.

   The Participants' beneficial ownership is set forth in this Appendix A and under "The Cilluffo Associates Nominees" and "Security Ownership of Directors and Management." Christian V. Cilluffo, the son of Mr. Cilluffo, owns 10,000 Shares. His address is 179 Pleasant Street, Portsmouth, NH 03801. Four Seas Partners, a partnership in which Mr. Cilluffo is a general partner, owns 28,000 Shares. Its address is 181 Pleasant Street, Portsmouth, NH 03801. While Christian V. Cilluffo and Four Seas Partners are associates of Mr. Cilluffo, neither is a Participant. Except as otherwise set forth herein, Participants' associates (other than associates who are themselves Participants) do not own Shares.

   Although each of Cilluffo Associates, Mr. Cilluffo, General Meyer, Mr. Freeman, Mr. Perle and Mr. Wyser-Pratte could be deemed, by virtue of Rule 13d-5(b)(1) under the Exchange Act, to be the beneficial owner of the Shares owned by each other, each such party disclaims such beneficial ownership, except to the extent of their pecuniary interest therein.

   To the knowledge of the Participants, none of the Participants is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profits, division of losses or profits, or the giving or withholding of proxies, except as set forth in the Proxy Statement (which term includes this Appendix A).

   All securities of the Company owned of record by any Participant or associate are also owned beneficially by the respective Participant or associate.

   It is anticipated that each Cilluffo Associates Nominee, upon election, will receive director's fees, consistent with the Company's past practice, for services as a director of the Company. According to the Company's 1999 Proxy Statement, non-employee directors are paid an annual retainer of $15,000 and an additional $1,000 for each Board meeting they attend, and $500 for each committee meeting they attend. Committee Chairmen are paid $800 for each committee meeting they attend. The Chairman of the Board has received a $100,000 bonus, and a $25,000 per quarter Chairman's fee in lieu of meeting fees. The Company also provides each director a $50,000 term life insurance policy. Non-employee directors may elect to forego their cash compensation in exchange for Shares, phantom Share units having the same value as Shares, or Share options. The exercise price of the options is equal to 25% of the average fair market value of the Share during the quarter in which the cash compensation would have been received. The number of options granted is determined by dividing the foregone compensation by the option "spread" at grant, which is the difference between (i) the average fair market value of the Share during the quarter, and (ii) the exercise price of the option. The "spread" is less than the "grant date value" of the option under the Black-Scholes option pricing model. The options are immediately exercisable. They expire 3 years after a director leaves the Board, and otherwise have no fixed expiration date. The Company had a retirement plan for non-employee directors, which Cilluffo Associates believes has been terminated.

   None of the Participants and none of their associates has any arrangement or understanding with any person with respect to (i) any future employment with the Company or (ii) any future transactions to which the Company or any of its affiliates may be a party.

   The following is a summary of all transactions in Company securities by the Participants, Christian V. Cilluffo and Four Seas Partners over the last two years.

                             Frank J. A. Cilluffo

                                                                              Number
             Date of                                                            of
           Transaction                Type of Transaction                     Shares
           -----------                -------------------                     ------
           10/2/97              Stock Award (1)                                 407
           1/6/98               Stock Award (1)                                 351
           4/2/98               Stock Award (1)                                 558
           7/1/98               Stock Award (1)                                 283
           10/1/98              Stock Award (1)                                 283
           11/13/98             Purchase                                      4,000
           11/13/98             Purchase                                      4,000
           1/4/99               Stock Award (1)                                 370
           4/1/99               Stock Award (1)                                 343
           5/1/99               Director Stock Option Grant (3)               3,000
           5/1/99               Unit Acquisition (2)                          1,618
           7/1/99               Stock Award (1)                                 330

--------
(1) Shares awarded in lieu of directors fees under the Company's Directors Fee Replacement Plan.
(2) Deferred Stock Units to be settled in Common Stock after termination of Mr. Cilluffo's service as a director. Acquired in connection with the termination of the Company's Directors Retirement Plan.
(3) 50% exercisable 2 years after grant; 75% exercisable 3 years after grant; and 100% exercisable 4 years after grant.

                Neal B. Freeman

                                                                                    Number
             Date of                                                                  of
           Transaction                Type of Transaction                           Shares
           -----------                -------------------                           ------
           6/25/98                         Sale                                     2,000
           9/15/98                         Purchase                                 3,000
           2/24/99                         Purchase                                 3,000
           5/27/99                         Purchase                                 3,000
           6/8/99                          Purchase                                 3,000

                General Edward C. Meyer (Ret.)(1)

                                                                                    Number
             Date of                                                                  of
           Transaction                Type of Transaction                           Shares
           -----------                -------------------                           ------
           9/30/97                       Option Grant                               1,301
           12/31/97                      Option Grant                               1,040
           3/31/98                       Option Grant                               1,699
           6/30/98                       Option Grant                                 587
           9/30/98                       Option Grant                                 942
           12/31/98                      Option Grant                                 695

--------
(1) Each of General Meyer's Option Grants set forth herein were Directors Fee Replacement Options. General Meyer retired as a director of the Company effective November 5, 1998.

                Richard N. Perle

                                                                                    Number
             Date of                                                                  of
           Transaction                Type of Transaction                           Shares
           -----------                -------------------                           ------
           11/25/98                        Purchase                                 2,000
           12/31/98                        Sale                                     2,000
           01/04/99                        Purchase                                   200

                Christian V. Cilluffo

                                                                                    Number
             Date of                                                                  of
           Transaction                Type of Transaction                           Shares
           -----------                -------------------                           ------
           05/10/99                        Purchase                                 1,000
           06/01/99                        Purchase                                   500
           06/07/99                        Purchase                                   400
           06/07/99                        Purchase                                 1,000
           06/08/99                        Purchase                                   100
           06/09/99                        Purchase                                   300
           06/15/99                        Purchase                                   200
           06/16/99                        Purchase                                   800
           06/17/99                        Purchase                                 1,000
           07/02/99                        Purchase                                   600
           07/06/99                        Purchase                                   200
           07/06/99                        Purchase                                   300
           07/07/99                        Purchase                                 1,500
           07/16/99                        Purchase                                 1,100
           07/28/99                        Purchase                                 1,000

                Four Seas Partners

                                                                                    Number
             Date of                                                                  of
           Transaction                Type of Transaction                           Shares
           -----------                -------------------                           ------
           12/18/98                        Purchase                                 1,600
           12/18/98                        Purchase                                   400
           12/21/98                        Purchase                                 1,500
           12/30/98                        Purchase                                   300
           04/05/99                        Purchase                                   800
           05/04/99                        Purchase                                 1,000
           05/17/99                        Purchase                                 3,000
           05/18/99                        Purchase                                 1,500
           05/20/99                        Purchase                                 1,100
           05/20/99                        Purchase                                 1,100
           05/21/99                        Purchase                                 1,200
           05/21/99                        Purchase                                 2,600
           05/26/99                        Purchase                                   900
           06/14/99                        Purchase                                 1,000
           06/15/99                        Purchase                                 2,500
           06/16/99                        Purchase                                   200
           06/16/99                        Purchase                                   500
           06/17/99                        Purchase                                   500
           06/18/99                        Purchase                                 3,000
           06/22/99                        Purchase                                   900
           06/22/99                        Purchase                                   400
           06/23/99                        Purchase                                   700
           07/09/99                        Purchase                                   400
           08/03/99                        Purchase                                   900

                                   IMPORTANT

   Your vote is important. No matter how many or how few GRC International, Inc. Shares you own, please give Cilluffo Associates your proxy FOR the election of the Cilluffo Associates Nominees by:

     MARKING the enclosed BLUE proxy card,

     SIGNING the enclosed BLUE proxy card,

     DATING the enclosed BLUE proxy card, and

     MAILING the enclosed BLUE proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

   If you have already submitted a proxy to GRC International, Inc. for the 1999 Annual Meeting, you may change your vote to a vote FOR the election of the Cilluffo Associates Nominees by marking, signing, dating and returning the enclosed BLUE proxy card for the 1999 Annual Meeting, which must be dated after any proxy you may have submitted to GRC International, Inc. ONLY YOUR LATEST DATED PROXY FOR THE 1999 ANNUAL MEETING WILL COUNT AT SUCH MEETING.

   If you have any questions or require any additional information concerning this Proxy Statement or the Cilluffo Associates Nominees, please contact MacKenzie Partners, Inc. at the address set forth below. If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the BLUE proxy card.

   If you have questions or need assistance in voting your shares please contact:

                           MacKenzie Partners, Inc.
                               156 Fifth Avenue
                           New York, New York 10010
                Banks and Brokers Call Collect: (212) 929-5500
                   All Others Call Toll-Free: (800) 322-2885

                           CILLUFFO ASSOCIATES, L.P.

  THIS PROXY IS SOLICITED BY CILLUFFO ASSOCIATES, L.P. ("CILLUFFO ASSOCIATES")
     FOR THE 1999 ANNUAL MEETING OF STOCKHOLDERS OF GRC INTERNATIONAL, INC.

  The undersigned hereby appoints Frank J.A. Cilluffo and Stanley J. Kay, and each of them, the proxy or proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock, par value $.10 per share, of GRC International, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the 1999 Annual Meeting of Stockholders of the Company and at any and all adjournments, postponements, reschedulings or continuations thereof.

     CILLUFFO ASSOCIATES RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3 BELOW.

1.ELECTION OF DIRECTORS (check one box only)
            [_] FOR all nominees listed below
                                         [_] WITHHOLD AUTHORITY to vote
             (except as specified to the contrary below)
                                           for all nominees listed below:
    Nominees for the two (2) seats currently up for election: NEAL B. FREEMAN
                                RICHARD N. PERLE
          Additional nominee if the class is expanded to three seats: GUY P. WYSER-PRATTE
 (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, CHECK THE "FOR" BOX ABOVE AND WRITE THAT NOMINEE'S NAME ON THE LINE PROVIDED BELOW).

 ------------------------------------------------------------------------------

2.SHAREHOLDER PROPOSAL TO TERMINATE THE SHAREHOLDER RIGHTS PLAN
                          [_] FOR[_] AGAINST[_] ABSTAIN

3.RATIFICATION OF DELOITTE & TOUCHE AS INDEPENDENT PUBLIC ACCOUNTANTS
                          [_] FOR[_] AGAINST[_] ABSTAIN

  THE PROXIES ARE HEREBY AUTHORIZED TO VOTE IN THEIR DISCRETION UPON ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS, POSTPONEMENTS, RESCHEDULINGS OR CONTINUATIONS THEREOF.

  THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AS LISTED IN PROPOSAL 1, FOR THE SHAREHOLDER PROPOSAL DESCRIBED IN PRPOSAL 2, FOR THE RATIFICATION OF DELOITTE & TOUCHE DESCRIBED IN PROPOSAL 3 AND, IN THE DISCRETION OF THE PROXIES, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS, POSTPONEMENTS, RESCHEDULINGS OR CONTINUATIONS THEREOF. UNLESS OTHERWISE INDI-CATED BY THE STOCKHOLDER, A VOTE FOR THE NOMINEES LISTED IN PROPOSAL 1 WILL GIVE THE PROXIES DISCRETIONARY AUTHORITY TO CUMULATE ALL VOTES TO WHICH THE UN-DERSIGNED IS ENTITLED AND TO ALLOCATE SUCH VOTES IN FAVOR OF ONE OR MORE OF SUCH NOMINEES, AS THE PROXIES MAY DETERMINE (PROVIDED THAT SUCH VOTES MAY BE ALLOCATED IN FAVOR OF MR. WYSER-PRATTE ONLY IF THE NUMBER OF DIRECTORS TO BE ELECTED IS INCREASED TO THREE). IF YOU WITHHOLD YOUR VOTE FOR A NOMINEE, ALL OF YOUR CUMULATIVE VOTES WILL BE DISTRIBUTED TO THE REMAINING NOMINEES, AS THE PROXIES MAY DETERMINE (PROVIDED THAT SUCH VOTES MAY BE ALLOCATED IN FAVOR OF MR. WYSER-PRATTE ONLY IF THE NUMBER OF DIRECTORS TO BE ELECTED IS INCREASED TO THREE).

  CILLUFFO ASSOCIATES RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES NAMED IN PROPOSAL 1.

  The undersigned hereby acknowledges receipt of the Proxy Statement of Cilluffo Associates dated October 21, 1999.

                                            DATED: ____________________  , 1999
                                            -----------------------------------
                                                         Signature
                                            -----------------------------------
                                                Signature, if held jointly
                                            -----------------------------------
                                                    Title or Authority

                                            PLEASE SIGN EXACTLY AS YOUR NAME
                                            APPEARS ON THIS PROXY. WHEN SIGN-
                                            ING
                                            AS ATTORNEY, EXECUTOR, ADMINISTRA-
                                            TOR, TRUSTEE, GUARDIAN OR OTHER
                                            REPRESENTATIVE, PLEASE INCLUDE
                                            YOUR FULL TITLE. CORPORATE PROXIES
                                            SHOULD BE SIGNED BY AN AUTHORIZED
                                            OFFICER

  PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.